Exhibit 99.2

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 29, 2014

Net Income for the Second Quarter of Fiscal 2014 was $9.2 million

Quarterly Comparison Overview:

–	Net sales increased by 4.4%

–	Sales volume increased by 12.0%

–	Net income increased by 11.1%

Elgin, IL, January 29, 2014— John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) today announced operating results for its fiscal 2014 second quarter. Net income for the second quarter of fiscal 2014 was $9.2 million, or $0.83 per share diluted, compared to net income of $8.3 million, or $0.76 per share diluted, for the second quarter of fiscal 2013. Net income for the first two quarters of fiscal 2014 was $16.0 million, or $1.44 per share diluted, compared to net income of $15.8 million, or $1.45 per share diluted, for the first two quarters of fiscal 2013.

Net sales for the second quarter of fiscal 2014 were $225.1 million compared to net sales of $215.6 million for the second quarter of fiscal 2013. The increase in net sales was attributable to a 12.0% increase in sales volume, which is measured as pounds sold to customers. The favorable impact upon net sales from the increase in sales volume was offset partially by lower selling prices for all major nut types except almonds. Sales volume increased in all four distribution channels led by a significant increase in sales volume in the consumer distribution channel. The increase in sales volume in the consumer distribution channel was attributable to increased sales of private brand snack nut and trail mix products with existing customers and a 28.5% increase in volume for Fisher recipe nuts from increased merchandising activity, which occurred as a result of significantly lower pecan prices compared to pecan prices that existed in the second quarter of fiscal 2013. Fisher snack nut volume declined in the quarterly comparison as a result of reduced distribution of inshell peanuts at a major Fisher snack nut customer. This reduced distribution is expected to be regained starting in the third quarter of fiscal 2014. The sales volume increases in the commercial ingredients and contract packaging channels were generated by increased volume with a major existing customer in each of those channels and higher pecan sales in the commercial ingredients channel as a result of significantly lower pecan prices compared to pecan prices that existed in the second quarter of fiscal

2013. The sales volume increase in the export channel is primarily due to the difference in the timing of inshell walnuts sales in fiscal 2014 compared to fiscal 2013.

For the first two quarters of fiscal 2014, net sales increased to $401.8 million from $393.1 million for the first two quarters of fiscal 2013. The increase in net sales in the year to date comparison was primarily attributable to a 12.9% increase in sales volume. The increase in net sales from the increase in sales volume was offset in part by lower selling prices for all major nut types except almonds. Sales volume increased in the consumer, commercial ingredients and contract packaging distribution channels while sales volume was down 2.4% in the export channel in the year to date comparison. As was the case in the quarterly comparison, the increase in sales volume in the consumer channel came mainly from increased sales of private brand snack nuts and trail mixes and a 17.5% increase in sales volume for Fisher recipe nuts. Sales volume also increased significantly in the commercial ingredients and contract packaging channels primarily due to increased volume with a major existing customer in each of those channels and higher pecan sales in the commercial ingredients channel as a result of significantly lower pecan prices compared to pecan prices that existed in the second quarter of fiscal 2013.

The gross profit margin, as a percentage of net sales, declined to 16.4% for the second quarter of fiscal 2014 from 17.0% for the second quarter of fiscal 2013. The gross profit margin, as a percentage of net sales, decreased to 16.5% for the first two quarters of fiscal 2014 from 17.1% for the first two quarters of fiscal 2013. The decrease in the gross profit margins in the quarterly and year to date comparisons was attributable mainly to decreased selling prices for private brand snack and trail mix products from competitive pricing pressure. The decline in gross profit margin in both the quarterly and year to date comparisons was offset in part by manufacturing efficiency improvements achieved during the first two quarters of fiscal 2014.

Total operating expenses for the second quarter of fiscal 2014 decreased to 9.1% of net sales from 10.3% of net sales for the second quarter of fiscal 2013. Total operating expenses for the first two quarters of fiscal 2014 decreased to 9.4% of net sales from 9.9% of net sales for the first two quarters of fiscal 2013. The decrease in total operating expenses, as a percentage of net sales, in the quarterly and year to date comparisons was attributable to a $1.6 million gain on the sale of an Elgin, Illinois site that was originally purchased in 2006 for our facility consolidation project.

Interest expense was $1.1 million for the second quarter of both fiscal 2014 and fiscal 2013. Interest expense for the first two quarters of fiscal 2014 was $2.1 million compared to $2.4 million for the first two quarters of fiscal 2013. The decrease in interest expense in the year to date comparison was attributable primarily to lower average borrowing levels.

The total value of inventories on hand at the end of the second quarter of fiscal 2014 increased by $19.5 million, or 11.6%, as compared to the total value of inventories on hand at the end of the second quarter of fiscal 2013. The increase in the total value of inventories on hand was primarily driven by higher acquisition costs for pecans, walnuts and almonds. The quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2014 decreased by 7.7% when compared to the quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2013. The weighted average cost per pound of raw nut input stocks on hand at the end of the second quarter of fiscal 2014 increased by 16.2% as compared to the weighted average cost per pound of raw nut input stocks on hand at the end of the second quarter of fiscal 2013 mainly because of higher acquisition costs for walnuts, almonds and pecans.

“I am pleased with our second quarter results, especially the continued growth of our Fisher recipe nuts,” explained Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer, “and I am proud of our sales, marketing and supply chain teams for driving volume increases across all four of our distribution channels in the second quarter. There is great potential for positive momentum in the nut industry as illustrated by a recent Harvard study published in the New England Journal of Medicine, which describes the health benefits associated with nut consumption,” stated Mr. Sanfilippo. “Going forward, commodity costs have recently increased for peanuts and most tree nuts, which will make the second half of fiscal 2014 challenging. While these cost increases may affect our sales volume for the remainder of fiscal 2014, I expect that higher selling prices should help mitigate the impact of the higher costs,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Thursday, January 30, 2014, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-888-679-8018 from the U.S. or 1-617-213-4845 internationally and enter the participant passcode of 90517630. This call is being webcast by Thomson/CCBN and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv)

the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act; (xvii) the inability to implement our Strategic Plan or realize other efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 26, 2013	December 27, 2012	December 26, 2013	December 27, 2012
Net sales	$225,114	$215,619	$401,811	$393,126
Cost of sales	188,166	178,943	335,494	325,877

Gross profit	36,948	36,676	66,317	67,249

Operating expenses:
Selling expenses	15,156	14,598	25,055	24,777
Administrative expenses	7,039	7,652	14,181	14,177
Gain on assets held for sale, net	(1,641)	—	(1,641)	—

Total operating expenses	20,554	22,250	37,595	38,954

Income from operations	16,394	14,426	28,722	28,295

Other expense:
Interest expense	1,062	1,104	2,148	2,350
Rental and miscellaneous expense, net	811	289	1,324	819

Total other expense, net	1,873	1,393	3,472	3,169

Income before income taxes	14,521	13,033	25,250	25,126
Income tax expense	5,297	4,732	9,251	9,291

Net income	$9,224	$8,301	$15,999	$15,835

Basic earnings per common share	$0.84	$0.77	$1.46	$1.46

Diluted earnings per common share	$0.83	$0.76	$1.44	$1.45

Weighted average shares outstanding
– Basic	11,016,373	10,838,037	10,988,555	10,817,359

– Diluted	11,096,271	10,941,242	11,096,623	10,948,675

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	December 26, 2013	June 27, 2013	December 27, 2012
ASSETS
CURRENT ASSETS:
Cash	$9,824	$834	$15,276
Accounts receivable, net	56,891	49,509	45,999
Inventories	187,588	158,706	168,042
Deferred income taxes	3,344	3,723	4,823
Prepaid expenses and other current assets	8,314	4,843	7,922
Assets held for sale	—	6,175	—

	265,961	223,790	242,062

PROPERTIES, NET:	133,358	133,847	144,901

OTHER ASSETS:
Intangibles, net	6,561	7,875	9,410
Deferred income taxes	1,110	827	—
Other	8,860	8,405	8,091

	16,531	17,107	17,501

	$415,850	$374,744	$404,464

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$24,554	$31,867	$5,636
Current maturities of long-term debt	3,342	8,690	12,280
Accounts payable	95,292	43,741	89,813
Book overdraft	3,615	1,052	3,903
Accrued expenses	16,133	23,448	22,121
Dividends payable	—	—	10,889
Income taxes payable	1,476	—	2,322

	144,412	108,798	146,964

LONG-TERM LIABILITIES:
Long-term debt	37,344	33,665	35,036
Retirement plan	12,768	12,615	13,466
Deferred income taxes	—	—	966
Other	5,040	4,362	951

	55,152	50,642	50,419

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	85	84	84
Capital in excess of par value	107,447	106,132	104,709
Retained earnings	112,829	113,430	107,505
Accumulated other comprehensive loss	(2,897)	(3,164)	(4,039)
Treasury stock	(1,204)	(1,204)	(1,204)

	216,286	215,304	207,081

	$415,850	$374,744	$404,464